Exhibit 10.53

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective as of the 8th day of January, 2016, by and between BAKER HUGHES OILFIELD OPERATIONS, INC., a California corporation (“Sublessor”), and EIGER BIOPHARMACEUTICALS, INC., a Delaware corporation (“Sublessee”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease (hereinafter defined).

WITNESSETH:

WHEREAS, Leland Z. Wiesner and Maria C. Horton, as Landlord, and Sublessor, as Tenant, entered into that certain Lease dated as of April 1, 2012 (the “Lease”), covering and describing that certain parcel of real property located at 366 Cambridge Avenue, Palo Alto, Santa Clara County, California, which land is described as Santa Clara County Assessor’s Parcel Number 124-32-003, together with all improvements thereon, including, without limitation, the approximately 4,029 square foot building located thereon (collectively, the “Leased Premises”), as more particularly described in the Lease, a true and correct copy of which, including all exhibits thereto, is attached hereto as Exhibit A and made a part hereof for all purposes;

WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to Sublease from Sublessor the Leased Premises, together with all improvements thereto installed or constructed by or on behalf of Sublessor (hereinafter the “Subleased Premises”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are acknowledged and confessed by all parties, Sublessor and Sublessee hereby agree as follows:

1. Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises, for the term and rental hereinafter specified. No parking spaces are included with the Premises.

2. Term. Subject to and on the terms and conditions hereinafter set forth, the term of this Sublease (the “Sublease Term”) shall commence on the date (“Commencement Date”) which is the later of (i) the date a fully executed copy of this Sublease and the Landlord’s consent set forth below are delivered to Sublessee (ii) the date that the Subleased Premises are delivered by Sublessor to Sublessee in broom clean condition (the “Effective Date”), and shall expire on March 30, 2017.

3. Sublessee’s Rights and Obligations.

(a) General Rights and Obligations. Except for the “Lease Summary” (other than Section IV., “Operating Expenses” paragraph, which is included) and Lease Sections 1.1, 1.2(a), 1.5, 2, 2.1, 2.2, 3.1, 3.3, 3.5, 6.3(e), 11.3, 11.4, 22, 26, and 27, and Exhibits B, C, D, E and F, and to the extent not otherwise inconsistent with the agreements and understandings expressed in this Sublease or applicable only to the original parties to the Lease, the terms, provisions, covenants and conditions of the Lease are hereby incorporated herein by reference on the following understandings:

(i) The term “Landlord” as used in the incorporated provisions of the Lease shall refer to Sublessor hereunder (unless the context otherwise requires), its successors and assigns, and the term “Tenant” as used therein shall refer to Sublessee hereunder, its successor and assigns. The term “Lease” as used therein shall refer to this Sublease. The term “Premises” as used therein shall refer to the Subleased Premises. The term ‘Term” as used therein shall refer to the Sublease Term.

(ii) In any case where the Landlord reserves in the Lease the right to enter the Premises, said right shall inure to the benefit of both Landlord and Sublessor.

(iii) Sublessee agrees to perform and comply with the terms, provisions, covenants and conditions of the Lease applicable during the Sublease Term and not to do or suffer or permit anything to be done which would result in a default under or cause the Lease to be terminated or forfeited; provided that nothing in this section shall be construed to obligate Sublessee to perform any obligation which Sublessor failed to perform prior to the Commencement Date, nor shall Sublessee have any obligation to remove any Tenant Alterations or any Changes which were made by Sublessor prior to the Commencement Date of this Sublease.

(iv) Sublessee shall have no right to exercise any options or rights of first refusal of any kind available to Sublessor under the Lease or to exercise any rights of control or termination under the Lease, as all of the same are retained by the Sublessor.

(v) With respect to work, services repairs, repainting, restoration or the performance of other obligations required of Landlord under the Lease, if any, Sublessor’s sole obligation, with respect thereto, shall be to request the same, on request in writing by Sublessee, and to assist Sublessee in obtaining the same from Landlord. If Landlord so permits, Sublessee shall have the right to request the same directly from Landlord and to take all such action as Sublessee deems appropriate to obtain such services from Landlord. Sublessor agrees to cooperate with Sublessee in any such proceedings, but at Sublessee’s sole cost and expense.

(vi) Notwithstanding anything to the contrary herein contained, Sublessee shall, in no event, be deemed to have any rights hereunder In excess of those rights granted to the Sublessor, as Tenant, under the Lease.

(b) Rent. Sublessee covenants and agrees to pay to Sublessor during the Sublease Term, without any right of offset or counterclaim, fixed triple net base rent in the amount of One Hundred Ninety-three Thousand Three Hundred Ninety-two and No1100 Dollars ($193,392.00) per annum, payable in equal monthly installments of Sixteen Thousand One Hundred Sixteen and No/100 Dollars ($16,116.00) each for the Subleased Premises; provided, however, that no rent shall be due for the first thirty (30) days of the Sublease Term (the “Free Rent Period”). The day after the end of the Free Rent Period is referred to herein as the “Rent Commencement Date”, The first installment of rent for the period following the Rent Commencement Date, in the amount of $16,116.00, shall be delivered to Sublessor upon Sublessee’s execution of this Sublease, with subsequent payments of rent being due and payable without notice or demand on or before the first day of each calendar month throughout the Sublease Term. Rent for the first month of the Sublease Term following the end of the Free Rent Period shall be prorated to the extent that the Sublease Term does not begin on the first day of a calendar month. For example, upon execution of this Sublease, Sublessee shall pay first installment of rent for the period following the Rent Commencement Date, in the amount of $16,116.00. If the Commencement Date were to be March 15, 2016, then the Rent Commencement Date would be April 14, 2016, A portion of the initial rent payment of $16,116.00 would be applied to the period from April 14 through April 30, the balance would be credited to the rent due in May, and Sublessee would pay on May 1, 2015, the balance due for the month of May. All such payments shall be paid to Sublessor in lawful money of the United States of America at the address of Sublessor shown herein or to such other party or at such other place as Sublessor may designate from time to time in a written notice to Sublessee. In addition to the base rent provided for above, Sublessee agrees to pay to Sublessor additional rental in an amount equal to all additional rental, payable by Sublessor under the Lease for the Leased Premises.

(c) Utilities. Utilities shall be provided as set forth in the Lease. Unless caused by Sublessor, no interruption of utility service shall be construed as either a constructive or an actual eviction of Sublessee, nor work an abatement of the rent due under this Sublease, nor relieve Sublessee from fulfilling any covenant or condition of this Sublease.

(d) Other Financial Obligations. Sublessee further agrees to and shall pay to Sublessor on or before the date the same are due under the Lease, without any right of offset or counterclaim, any and all other sums that become due from or are required to be paid by Sublessor, as Tenant with respect to the Subleased Premises, under the Lease for periods after the Effective Date including, without limitation, sums due pursuant to or arising out of indemnity obligations, additional rent, holdover rent, repair, insurance, maintenance, restoration or replacement, but excluding any charges caused by any breach of the Lease caused by Sublessor and not caused or contributed to by Sublessee, and excluding any charges relating to the removal of Tenant Improvements or Changes made by Sublessor.

(e) Security Deposit. Sublessee shall pay to Sublessor upon execution of this Sublease, a security deposit (the “Security Deposit”) of $16,116.00. Upon the occurrence of any default which is not cured within the applicable cure period under this Sublease, Sublessor may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to pay or satisfy any damage, injury, expense or liability caused to Sublessor by any default hereunder, however, the Security Deposit shall not be considered a measure of Sublessor’s damages for any default by Sublessee. No interest shall be paid on the Security Deposit and Landlord shall be entitled to commingle the Security Deposit with its general funds. Provided no default then exists hereunder (or following the cure by Sublessee of any default), the amount of the Security Deposit then held by Sublessor shall be returned to Sublessee within thirty (30) calendar days following the last day of the Sublease Term. Tenant hereby waives the provisions of California Civil Code Section 1950.7(c).

(f) Insurance. Sublessee shall, at Sublessee’s sole cost and expense, obtain and keep in force during the Term of this Sublease all insurance required to be maintained by the “Tenant” under Section 11 of the Lease. All policies carried by Sublessee shall name Sublessor and Landlord as additional Insureds and shall be primary over any insurance that may be carried by Sublessor and Landlord.

(g) Use; Keys. Sublessee may use the Premises only for general office and other directly related legal uses of a technology company and no other purpose. Sublessor shall provide         keys to the Subleased Premises, and Sublessee shall have the right to re-key the Subleased Premises, at Sublessee’s sole cost and expense; provided, however, that the same shall be considered an Alteration under the Lease.

4. Sublessors Obligations. Sublessor agrees to and shall fully and timely perform all of its duties and obligations under the Lease not assigned to Sublessee, including, without limitation, the payment of all rent and other sums due under the Lease. Sublessor agrees to and shall refrain from entering into any amendment to or modification of the Lease that would materially conflict with the rights granted to Sublessee under this Sublease without the prior written consent of Sublessee, which consent shall not be unreasonably withheld, delayed or conditioned. Sublessor hereby covenants not to exercise any options or rights of first refusal of any kind available to Sublessor under the Lease Sublessee agrees not to do or suffer or permit anything to be done which would result In a default under or cause the Lease to be terminated or forfeited.

5. Condition and Surrender of Subleased Premises.

(a) Condition of Subleased Premises; Signage Removal. Sublessor shall remove its signage on the front doors of the building, at Sublessor’s sole cost and expense, within five (5) days of the Commencement Date of this Sublease. Sublessee acknowledges, by its execution of this Sublease, that it has inspected the Subleased Premises and has satisfied itself as to the condition of same and that it accepts the Subleased Premises “AS IS” and “WHERE IS” and with all faults, and, except as expressly set forth in this Sublease, without representation or warranty of any kind, expressed, implied, statutory or otherwise, including specifically, without limitation, any warranty as to habitability, suitability, merchantability, condition or fitness for a particular purpose. Without limiting the foregoing, Sublessee shall be responsible for any cost and expense of any alterations, improvements and changes necessary to ensure the compliance of the Subleased Premises with the Americans with Disabilities Act and any similar state or local laws (collectively, the “Acts”), but only to the extent such obligations arise during the Sublease Term, and only to the extent that such obligations are assigned to the Tenant under the Lease.

(b) Surrender of Subleased Premises. Sublessee shall assume sole and full responsibility for compliance with all terms and provisions of the Lease relating to the use, occupancy, repair, maintenance and condition of the Subleased Premises during the Sublease Term, including without limitation, those concerning the condition of the Subleased Premises at the expiration of the Lease, except to the extent of any Tenant Improvements or Changes installed by Sublessor,

6. Alterations and Additions. Sublessee shall not install any trade fixtures in, make any alterations in or make any additions to the Subleased Premises without (i) the prior written consent of Sublessor, which consent may be withheld in Sublessor’s sole discretion and (ii) fully complying with all relevant terms of the Lease. Any such work by Sublessee shall be at its sole cost and expense and shall be performed promptly and diligently prosecuted to completion in a good and workmanlike manner in accordance with all applicable laws, permits, the Lease and this Sublease, and without the creation of any liens on the Subleased Premises.

7. Assignment or Sublease. Sublessee shall not have the right or power to assign this Sublease or to sublet all or any portion of the Subleased Premises without first obtaining the written consent of Sublessor, which consent may be withheld in Sublessor’s sole discretion, and otherwise complying with the provisions of the Lease applicable to assignment or sublease. Any attempted assignment or sublease by Sublessee in violation of this Sublease or the Lease shall be null and void and shall, at the election of Sublessor, constitute a default by Sublessee under this Sublease. In the event that Sublessor consents to an assignment or sublease of this Sublease, Sublessor shall have the right to require such successor to Sublessee to pay to Sublessor all Additional Rent under the Lease.

8. Hazardous Materials.

(a) Sublessee shall not create, collect, store, treat, dispose of or cause to be released or otherwise discharged any Hazardous Materials (hereinafter defined) on the Subleased Premises except in such minute quantities as are found in everyday cleaning supplies, office supplies and equipment and household pesticides, in all cases in compliance with all applicable federal, state or local laws dealing with health, safety and/or the environment (“Environmental Laws”) and shall notify Sublessor within twenty-four (24) hours after discovering or being informed of the presence of any Hazardous Materials on the Premises either in violation of Environmental Laws or in greater than minute quantities. Sublessor represents and warrants that it has not received any notice of any violations of Environmental Laws with respect to the Subleased Premises or the presence of Hazardous Materials in the Subleased Premises

(b) Sublessee agrees to and does hereby defend, indemnify and hold harmless Sublessor, Its directors, officers, shareholders, employees, representatives, agents, successors and assigns from and against any and all loss, cost, expense, fines, damages, penalties, personal injuries, death or other liability (including strict liability), which may now or in the future (whether during or after the term of this Sublease) be paid, Incurred or suffered by or asserted against Sublessor by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, (a) acts or omissions of Sublessee, its agents, employees, directors, officers, shareholders, contractors, representatives, or invitees, on or in connection with the Subleased Premises and (b) any and all breaches of the covenants, representations and warranties set forth in this Section. The covenants and indemnifications contained in this Section shall survive the expiration or other termination of this Sublease.

(c) “Hazardous Materials” shall mean all asbestos, polychlorinated biphenyls, petroleum products, radioactive substances, and other substances the use, disposal, ownership, sale or manufacture of which is prohibited or otherwise regulated by Environmental Laws.

9. Indemnification.

(a) It is specifically agreed that Sublessee shall not be responsible for the discharge and performance of the duties and obligations required to be performed and/or discharged In connection with the Lease prior to the effective date hereof. In such regard, Sublessor agrees to indemnify, defend and hold Sublessee harmless from and against any and all loss, cost, expense or liability (including, without limitation, attorneys’ fees, accountants’ fees, court costs and interest) resulting from any claims or causes of action existing in favor of or asserted by any party arising out of or relating to Sublessor’s failure to perform any duties or obligations under the Lease prior to the effective date hereof, or caused by Sublessor’s breach of this Agreement.

(b) Sublessee agrees to indemnify, defend and hold harmless Sublessor from and against any and all loss, cost, liability, expense and damages, Including, without limitation, attorneys’ fees and court costs, incurred by Sublessor in connection with the Subleased Premises during the Sublease Term, including, without limitation, any and all liability under any indemnity of Landlord contained in the Lease, except as expressly limited by the terms of this Agreement, including, without limitation, Sections 5(b) and 9(a).

10. Default. If Sublessee fails to pay when due any rent or other sum payable under this Sublease or If Sublessee fails to perform or observe any other covenant, term, provision or condition of this Sublease, and such failure continues for five (5) business days after written notice from Sublessor to Sublessee describing such failure, Sublessor shall be entitled to all the rights and remedies available to Landlord under the Lease following the occurrence of an Event of Default by Tenant thereunder, as well as any other remedies available under California law. If Sublessee fails to make any payment or cure or commence to cure any default (other than a failure to pay money) under this Sublease within five (5) business days after written notice from Sublessor to Sublessee specifying such failure or default in detail, Sublessor, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Sublessee, Sublessor being hereby granted the unconditional right and license to enter the Subleased Premises for such purpose, and thereupon Sublessee agrees to and shall pay to Sublessor, immediately upon demand, all reasonable costs, expenses and disbursements incurred by Sublessor in taking such remedial action. Additionally, Sublessor shall have all rights and remedies available to it under applicable law for a breach of this Sublease.

11. Quiet Enjoyment. Sublessee shall peacefully have, hold and enjoy the Subleased Premises, subject to the terms and conditions of this Sublease, provided that Sublessee timely and fully performs all of its covenants, duties and obligations under this Sublease and the Lease.

12. Waiver of Subrogation Rights. Anything contained in this Sublease or the Lease to the contrary notwithstanding, Sublessor and Sublessee each waive any and all rights of recovery, claim, action or cause of action against the other, its agents, officers, or employees, for any loss or damage that may occur to the Subleased Premises or the improvements of which the Subleased Premises are a part, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of any policy of insurance required under the Lease or this

Sublease, regardless of cause or origin, including negligence of the other, its agents, officers or employees, and covenant that no insurer shall hold any right of subrogation against the others. To the extent that any part of this Section 12 would void or otherwise invalidate any policy of insurance of any party hereto, such portions of this Section 12 shall be of no effect. SUBLESSOR AND SUBLESSEE EACH RECOGNIZE AND AGREE THAT THIS SECTION 12 WAIVES AND RELEASES THE OTHER PARTY FOR LIABILITY RELATING TO SUCH PARTY’S OWN NEGLIGENCE.

13. Governing Law. This Sublease shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of laws principles thereof.

14. Notices. Any notice or other communication to any party required or permitted to be given under this Sublease must be in writing and shall be effectively given if hand delivered or sent by a nationally recognized overnight courier, or sent by United States mail, postage prepaid, certified or registered, return receipt requested, to the following addresses:

If to Sublessee:	Eiger Bio Pharmaceuticals, Inc.
at the Subleased Premises Attn: James Welch

If to Sublessor:	Baker Hughes Incorporated 2929 Allen Parkway, Suite 2100 Houston, Texas 77019-2118 Attention: Vice President - Real Estate & Facilities

If to Landlord:	Leland Wiesner & Maria Horton c/a Premier Properties 172 University Avenue Palo Alto, California

Any notice mailed shall be deemed to have been given on the second business day following the date of deposit of such item in a depository of the United States Postal Service. Notice effected by hand delivery or courier shall be deemed to have been given at the time of actual delivery. Any party shall have the right to change its address to which notices shall thereafter be sent by giving the other parties notice thereof.

15. Furniture. Sublessor hereby subleases to Sublessee all furniture and furnishings contained in the Subleased Premises as of the Commencement Date and listed on Exhibit B (the “FF&E”) for the Sublease Term in consideration of the rent already reserved in Section 3(b). Sublessor shall surrender the FF&E to Sublessor at the end of the Sublease Term in as good a condition as when received, reasonable wear and tear and damage due to casualty excepted. Sublessee understands that the reception area furnishings, including without limitation, the desk, couches and table, are owned by Sublessor and will be removed prior to the Commencement Date.

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16. Successors and Assigns. This Sublease shall be binding upon and shall inure to the benefit of Sublessor, Sublessee and Landlord and their respective successors and permitted assigns, subject to the limitations set forth herein.

EXECUTED as of the date first set forth above.

SUBLESSOR:
BAKER HUGHES OILFIELD OPERATIONS, INC.

By	/s/ Lee Whitley
Name:	Lee Whitley
Vice President

SUBLESSEE:
EIGER BIOPHARMACEUTICALS, INC.

By	/s/ Jim Welch
Name:	Jim Welch
Title:	CFO

LANDLORD’S CONSENT TO SUBLEASE

The undersigned (collectively “Landlord”) hereby consents to this Sublease as required by the Lease, and represents that (i) the undersigned are the owners of the real property of which the Subleased Premises are a part, and (ii) that they have the full right and authority to enter into this Consent, (iii) that no third party consents to the Sublease are required and (iv) that, as of the date hereof, Tenant has not made any Tenant Improvements or Changes required to be removed by Tenant at the end of the Lease term. Landlord further agrees to and shall provide written notice to Sublessee of any default by Sublessor under the Lease and allow Sublessee an additional period of five (5) days after the later to occur of (a) the date Sublessee is so notified by Landlord of a default by Sublessor, or (b) the date any applicable grace period contained in the Lease expires, to cure such default. Landlord acknowledges that, to the best of Landlord’s knowledge, no default presently exists under the Lease of obligations to be performed by Sublessor and the Lease is in full force and effect.

LANDLORD:

Dated: 12/16/15	/s/ Leland Z. Weisner
Leland Z. Wiesner

Dated: 12/16/15	/s/ Maria C. Horton
Maria C. Horton

EXHIBIT A

Lease

366 CAMBRIDGE AVENUE, PALO ALTO, CA

LEASE SUMMARY

The following information is incorporated into the terms of the attached Lease.

I.	LANDLORD: Leland Z. Wiesner and Maria C. Horton

TENANT: Baker Hughes Oilfield Operations, Inc., a California corporation.

II.	PREMISES: In accordance with Paragraph 1.1, the “Premises” consists of an approximate 4,029 square foot commercial office building located at 366 Cambridge Ave., Palo Alto, California.

III	TERM:

LEASE TERM: In accordance with Paragraph 2.1, the Term of the Lease shall commence on the “Commencement Date” determined under Paragraph 2.1 and shall continue for sixty (60) months from the Rent Commencement Date.

OPTION TO EXTEND: In accordance with Paragraph 2.2 and Exhibit C, Tenant shall have one (1) option to extend the Term of the Lease for a period of sixty (60) months (the “Extended Term”). The Base Rent during the Extended Term shall be as set forth in Exhibit D.

IV.	TENANT CHARGES:

BASE RENT: Base Rent shall be due in accordance with Paragraph 3.1 and the schedule attached as Exhibit B.

SECURITY DEPOSIT: In accordance with Paragraph 3.3, Tenant shall provide a total deposit of Eighteen-thousand One Hundred Thirty and No/100 Dollars (518,130.00) less a credit of Five-thousand Six Hundred Eighty No/100 Dollars ($5,680.00) from an existing lease deposit. Tenant shall pay to Landlord the remaining security deposit or Twelve-thousand Four Hundred Fifty No/100 Dollars ($12,450.00) contemporaneously with the first payment of the Base Rent. OPERATING EXPENSES: In accordance with Paragraph 32, Tenant shall reimburse its “Allocable Share” of Taxes, Insurance, and maintenance and operation of the Premises, the Building, and the Property.

RENT COMMENCEMENT DATE: In accordance with Paragraph 3.5, Base Rent and Additional Rent shall commence to be payable upon the “Rent Commencement Date”.

Tenant’s Initials	1	Landlord’s Initials LW

V. EXECUTION: The undersigned Landlord and Tenant agree to the provisions of this Lease, including the attached Exhibits A—F (which are incorporated herein by this reference).

“Tenant”	“Landlord”

BAKER HUGHES OILFIELD
OPERATIONS, INC., a California corporation

By:	/s/ David E. Emerson	/s/ Leland Z. Wiesner
Name:	David E. Emerson	Leland Wiesner
Title:	Vice President

Date:	May 4, 2012	Date:	5/12/2012

/s/ Maria C. Horton
Maria C. Horton

		Date:	May 8, 2012

Tenant’s Initials	2	Landlord’s Initials LW

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Table of Contents

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366 CAMBRIDGE AVENUE, PALO ALTO, CA

LEASE

This Lease is dated, for reference purposes only, as of April 1, 2012 and is made and entered into by and between “Landlord” and “Tenant” as these terms are defined in the “Lease Summary”, which Lease Summary constitutes and Is numbered as pages 1 and 2 of this Lease.

1. Premises.

1.1 Description of Premises. Landlord leases the “Premises” (as described herein and in the Lease Summary) to Tenant for Tenant’s exclusive use, and Tenant leases the Premises from Landlord for the Term, at the rental, and upon all of the conditions set forth in the Lease including the Commercial Lease Summary. The Premises consist of a) the entire building (the “Building”) located at 366 Cambridge Ave., Palo Alto, California (as shown on the attached Exhibit A) and b) the entire property on which the Building is located which is Santa Clara County Assessor’s Parcel #124-32.003 (the Property”). The legal description of the Property is attached as Exhibit A-1. The Building shall be deemed to consist of four-thousand twenty-nine (4,029) square feet (the “Rentable Square Footage”) and no subsequent re-measurement of the Building shall change the Base Rent payable hereunder or Tenant’s Allocable Share. The term “Tenant’s Allocable Share,” as used herein, shall mean the rentable square footage of the Premises divided by the Rentable Square Footage. Tenant’s Allocable Share is equal to one hundred percent (100%) at the commencement of this Lease and so long as Tenant leases the entire Property will remain one hundred percent (100%).

1.2 Condition of Premises.

a. Landlord shall deliver the Premises (including, without limitation, roof, HVAC, electrical, plumbing, and lighting) to Tenant in good working condition (excluding existing furniture, cabinets, phone equipment, network equipment, access control equipment, data and telecommunications wiring which shall be delivered in “as-is” condition without any warranty). In the event Tenant provides Landlord with written notice of any non-compliance with this Paragraph 1.2.a. within sixty (60) days after the Commencement Date, then Landlord, at its cost, shall complete such required repair as soon as practical following receipt of such notice.

b. Except for those warranties and Landlord obligations specifically set forth in this Lease and any latent defects, Tenant shall accept the Premises In “as-is” condition.

c. Tenant represents that it has completed all necessary due diligence to determine that the Premises are suitable for its use and that the condition of the Premises is acceptable.

d. Any Tenant Improvements constructed by Tenant shall be in accordance with requirements of the Americans with Disabilities Act, any legislation adopted by the State of California relating In any way to access to non-residential properties and applicable building codes, including the life-safety provisions thereof, and any other similar state or local laws (the “Acts”); provided, however, that such obligation shall not require Tenant to upgrade other areas of the Premises including, but not limited to, upgrading restrooms, installing elevators and installing ramps or other path of travel improvements not part of Tenant’s planned construction, but required as a result of any triggered retrofitting of the Premises. Landlord shall be responsible for any such requirements and shall indemnify, defend and hold Tenant harmless from and against any such costs and expenses as well as for fines, penalties and other damages (including, without limitation, attorneys’ fees, accountants’ fees, court costs and interest) in connection therewith.

Tenant’s Initials	1	Landlord’s Initials LW

1.3 Surrender of Premises. Upon termination or expiration of the Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed on the Commencement Date as improved with the Tenant Improvements and/or any Changes as to which Landlord has not reserved the right to require removal pursuant to Section 5, subject to reasonable wear and tear, loss by fire or other casualty, and loss by condemnation, except that all articles of personal property and all business and trade fixtures owned or installed by Tenant, at its expense, at the Premises shall remain the property of Tenant, and may be removed by Tenant at any time during the Term of this Lease. If Tenant falls to remove all of its personal property or business or trade fixtures from the Premises at the expiration of the Lease, Landlord may, without liability to Tenant, store or dispose of Tenant’s personal property or business or trade fixtures in accordance with the provisions of the California Civil Code.

1.4 No Parking. There is no parking located on the Property and therefore no parking is included under the Lease.

1.5 Furniture, Fixtures, and Equipment. During the Term of the Lease, at no additional charge, Tenant shall be entitled to use all of the furniture, fixtures, and equipment which belong to Landlord and are located within the Premises (the “Premises FFE”). Tenant shall be required to maintain the Premises FFE in accordance with Paragraph 6.1.

2. Term. The Term of the Lease shall commence upon the “Commencement Date” (as defined in Paragraph 2.1 below) and continue for sixty (60) months from the Rent Commencement Date. If the Rent Commencement Date is other than the first day of a calendar month, then the Lease Term shall continue for sixty (60) months from the first day of the first full calendar month following the Rent Commencement Date.

2.1 Commencement Date. The Commencement Date shall be deemed April 1, 2012 so long as Landlord provides Tenant access and exclusive use of the Premises within Forty-eight (45) hours of Tenant’s request for exclusive use and access to the Premises after the execution of the Lease. If Landlord does not provide Tenant access and exclusive use as provided herein, the Commencement Date shall be the date when Landlord provides exclusive use and access of the Premises to Tenant.

2.2 Option to Extend. In accordance with Exhibit C, Tenant shall have one (1) option to extend the Term of the Lease for a period of sixty (60) months (the “Extended Term”). The Base Rent during the Extended Term shall be as set forth in Exhibit D.

3. Rent.

3.1 Payment of Rent. As of the Rent Commencement Date, Tenant shall pay to Landlord the Base Rent, as stated in the Lease Summary, without deduction, offset, prior notice or demand, In advance on the first day of each calendar month of the Term of this Lease. Base Rent shall be payable in lawful money of the United States to Landlord at such place as Landlord may designate. Tenant’s obligation to pay Base Rent for any partial month shall be prorated on the basis of a thirty (30) day month. Base Rent shall be due In accordance with the schedule attached as Exhibit B. Notwithstanding the foregoing, within ten (10) business days of the execution of this Lease, Tenant shall pay eighteen thousand one hundred thirty dollars ($18,130.00), less any partial payment of rent already made, to Landlord as the Base Rent for the thirty (30) day period commencing with the Rent Commencement Date.

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3.2 Additional Rent.

(a) As of the Rent Commencement Date, Tenant shall pay to Landlord during the term hereof, In addition to the Base Rent, as additional rent (the “Additional Rent”);

(i) Tenant’s “Allocable Share” of “Operating Expenses” (as set forth in Paragraph 6.3(b) herein);

(ii) Tenant’s Allocable Share of all Real Property Taxes relating to the Property, as set forth In Paragraph 7.2 herein;

(iii) Tenant’s Allocable Share of Insurance premiums as set forth In Paragraph 11.7; and

(iv) All charges, costs and expenses which Tenant is required to pay hereunder, together with all late charges, Interest, costs and expenses including attorneys’ fees, that may accrue in the event of Tenant’s failure to pay any amount, and all damages, reasonable costs and expenses which Landlord may Incur by reason of Tenant’s default or breach of this Lease.

(b) In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of Base Rent.

(c) From and after the Rent Commencement Date, Tenant shall pay to Landlord on the first day of each calendar month of the Lease Term an amount reasonably estimated by Landlord to be the monthly amounts attributable to clauses (I), (II), and (iii) of Paragraph 3.2(a) (collectively, “Estimated Expense Reimbursements”). The Estimated Expense Reimbursements may be adjusted by Landlord’s providing thirty (30) days written notice to Tenant of the changed Estimated Expense Reimbursements. Within ninety (90) days following the end of each calendar year Landlord shall furnish Tenant a statement of the actual expenses incurred by Landlord in the calendar year and the payments made by Tenant with respect to such period (such statement of actual expense reimbursements is referred to herein as the “Landlord’s Statement”). If Tenant’s payments are less than the amount of the actual expenses properly allocable to Tenant, Tenant shall pay Landlord the deficiency within thirty (30) days after delivery of such statement. If Tenant’s payments exceed the actual expenses properly allocable to Tenant, Landlord shall offset the excess against the Base Rent and Additional Rent next thereafter to become due to Landlord; provided that If the Lease Term shall have expired, Landlord shall refund the excess to Tenant within thirty (30) days. Tenant shall have the right to audit financial records of Landlord with respect to expense reimbursements for the Premises as set forth in Paragraph 3.2(a) of the Lease to verify expense reimbursements for a period of up to six (6) months following receipt of Landlord’s Statement. Tenant shall not have the right to Inspect or audit any other financial records of Landlord. Such audit shall be conducted at Landlord’s offices by Tenant or a certified public accountant on Tenant’s behalf (so long as such auditor is not compensated based on the value of any claims or savings resulting from such audit), during normal business hours, and on no less than ten (10) days prior written notice. Tenant shall make any claim to Landlord for an adjustment to the Landlord’s Statement within thirty (30) days of any audit of Landlord’s Statement. Further, Tenant must initiate any legal action with respect to expense reimbursements within twelve (12) months of receipt of the Landlord’s Statement or Tenant shall have waived any right to adjustment or reduction of expense reimbursements paid by Tenant to Landlord for any such period covered by the Landlord’s Statement.

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(d) Tenant’s Allocable Share shall not be modified as the result of any modification in any calculations or change in useable, rentable or gross square footage of the Building.

(e) Base Rent and Additional Rent shall be referred lo collectively as “Rent”.

3.3 Security Deposit. Upon execution of the Lease, Tenant shall deposit the Security Deposit with Landlord, in the amount set forth in the Lease Summary, as security for the full and faithful performance by Tenant of every term and covenant of this Lease. In the event of an “Event of Default” by Tenant (as defined in Section 17.1), Landlord may use or apply any portion of the Security Deposit to cure the default or to compensate Landlord for its damages from the default, in which event Tenant shall deposit with Landlord the sum necessary to restore the Security Deposit to Its original amount within ten (10) days following Landlord’s written demand. Tenant shall not be entitled to any interest on the Security Deposit, and Landlord shall be entitled to commingle the Security Deposit with its general funds. Tenant hereby waives the provisions of California Civil Code Section 1950.7(c).

3.4 Late Payment: Interest. If any installment of Rent, Base Rent, Additional Rent, or any other amount due from Tenant is not received by Landlord thin ten business (10) days after receipt of written notice the due date, Tenant shall pay to Landlord for each late payment, as liquidated damages, an amount equal to six percent (6%) of the overdue amount to compensate Landlord for reasonably foreseeable processing and accounting charges, and any charges that may be incurred by Landlord with regard to any financing related to the Premises, and Landlord and Tenant agree that the foregoing is a reasonable amount to compensate Landlord for costs incurred as a result of any late payment by Tenant. Acceptance by Landlord of any liquidated damage payment or interest related to Tenant’s late payment charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any delinquent payment by Tenant.

3.5 Rent Commencement Date. Base Rent and Additional Rent shall commence to be payable upon the “Rent Commencement Date” which shall be the Commencement Date.

4. Uses.

4.1 Premises. Tenant may only use the Premises for general office use, and related incidental uses (Including research and development) and for no other use without Landlord’s consent. Tenant will engage in no activity on the Premises that would, in the reasonable judgment of any insurer of the Premises, increase the premium for Landlord’s insurance or cause insurance for the Premises to be canceled. Tenant will comply with all applicable laws and governmental regulations pertaining to its use of the Premises. Tenant will not cause any excessive loads to be placed upon the floor slabs or the walls of the Premises by the placement of its furnishings or equipment or otherwise. Tenant will commit no nuisance or waste on the Premises and will not cause any unreasonable odors, noise, smoke, vibration, electronic emissions, or any other item to emanate from the Premises so as to damage the Property or the property of any person.

4.2 Exterior. Trash and recycling containers may be stored outside of the Building only in areas specifically identified by Landlord. No other materials may be stored outside of the Building by Tenant or Landlord.

4.3 Hazardous Materials.

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(a) Tenant shall not cause or permit to be discharged by any of its employees, agents or representatives under Its direct control from or about the Premises or the Building any materials identified by any federal, state, or local governmental body or agency as hazardous materials (collectively, “Hazardous Materials”). Tenant shall at its sole expense comply with all applicable governmental rules, regulations, codes, ordinances, statutes and other requirements respecting Hazardous Materials in connection with Tenant’s activities on or about the Premises. Tenant shall at its sole cost perform all clean-up and remedial actions that: (i) are required of Tenant by any governmental authority; and (ii) pertain to any discharge of such materials by Tenant.

(b) Tenant shall indemnify and hold Landlord harmless from all costs, claims, judgments, losses, demands, causes of action, proceedings or hearings, Including Landlord’s attorneys’ fees and court costs, relating to the storage, placement or use of Hazardous Materials by Tenant on or about the Premises. Tenant shall reimburse Landlord for (i) losses in or reductions to rental income resulting from Tenant’s use, storage, or disposal of Hazardous Materials; (ii) all costs of clean-up or other alterations to the Premises necessitated by Tenant’s use, storage, or disposal of Hazardous Materials; and (iii) any diminution in the fair market value of the Property caused by Tenant’s use, storage, or disposal of Hazardous Materials. The obligations of Tenant under this Paragraph 4.3 shall survive the expiration of the Lease term.

(c) Landlord shall be responsible for all investigation, remediation, monitoring, and any costs associated with any Hazardous Materials released, discharged, used, stored or present at the Premises because of any action or failure to act by: (I) Landlord, or its agents, employees, representatives, or contractors; (ii) any other tenants in the property of which the Premises are a part; or (iii) any other individuals or entities. The provisions of this Paragraph 4.3(c) shall apply regardless of the timing of the release, discharge or discovery of Hazardous Materials.

(d) Landlord shall indemnify, defend and hold Tenant harmless from all costs, claims, fines, judgments, losses, demands, causes of action, proceedings or hearings, including Tenant’s attorneys’ fees and court costs, arising in connection with any remediation required by governmental authority in connection with any Hazardous Materials present on the Premises at the Commencement Date, or released, discharged, used or stored by Landlord, its agents, employees or contractors on, before or after the Commencement Date, and Landlord’s failure to comply with Its responsibilities and obligations under this Paragraph 4.3. The obligations of Landlord under this Paragraph 4.3 shall survive the expiration of the Lease term.

5. Alterations and Additions.

5.1 Alterations and Additions. Tenant shall not make any alteration, addition or utility installation (collectively “Changes” or “Tenant improvements”) to the Premises without Landlord’s prior written consent which consent shall not be unreasonably withheld. Notwithstanding the immediately preceding sentence, Tenant shall have the right to make interior, non-structural alterations within the Premises without Landlord’s approval, provided that the Changes do not exceed Five-Thousand Dollars ($5,000) in cost per project. If Tenant chooses to perform a Change without Landlord’s consent, Landlord shall have the right to require Tenant at Tenant’s sole expense to remove such Change (and perform such remedial repairs which may be required as a result of such removal) upon the expiration or earlier termination of the Lease. Prior to commencing to perform work for any Changes, Tenant shall provide Landlord not less than ten (10) days prior written notice specifying the Changes to be performed and the area of the Premises affected by the Changes so that Landlord may post on the Premises appropriate notices of non-responsibility on the Building and Premises. Tenant shall obtain all necessary governmental permits and approvals prior to commencing work for any Changes. Tenant shall comply with all building codes and other

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governmental requirements. All Changes and Tenant Improvements, including, but not limited to, wall and floor coverings and cabinetry, but excluding trade fixtures and furniture, shall become part of the Premises and shall belong to Landlord and, upon expiration of the Lease, shall be surrendered by Tenant to Landlord. Notwithstanding the foregoing, Landlord shall have the right, at the time it provides approval for any proposed Tenant Improvements and/or any proposed Change, to require that Tenant shall remove the same from the Premises, at Tenant’s expense, upon the expiration of the Lease and repair all damage occasioned by such removal. Tenant shall hold Landlord harmless and shall indemnify Landlord from mechanics’ liens and any other liability related to any Changes performed by Tenant.

6. Maintenance and Repair.

6.1 Tenant’s Obligations.

(a) Except for any elements of the Premises which Landlord Is obligated to maintain and repair pursuant to Paragraph 6.2 below, Tenant, at its sole cost and at all times during the Term of the Lease or any extension thereof, shall clean, maintain and repair the interior non-structural portions of the Premises and every part thereof, including, without limitation the interior plumbing and electrical systems (including light bulb and ballast repair and replacement) and the Premises FFE; and

(b) If Tenant refuses or neglects to make repairs and/or maintain the Premises or any part thereof, or any other area required to be maintained by Tenant, in a manner and within a time period reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. In such event the cost of such work shall be paid by Tenant promptly upon Landlord’s presentation of reasonable evidence of the costs actually incurred.

(c) If Tenant requests that Landlord perform repairs to the Premises that are not required to be performed by Landlord in accordance with the Lease, Landlord, at its sole discretion, may choose to perform such requested repair and Tenant shall reimburse the actual cost of such repair as an Operating Expense within thirty (30) calendar days of receiving a detailed invoice of the repairs made.

6.2 Landlord’s Obligations. Subject to Tenant’s reimbursement obligations pursuant to Paragraph 6.3, and the provisions of this Lease dealing with damage or destruction and condemnation, Landlord shall repair and maintain in good working order the following elements of the Building and Property:

(a) the roof, roof membrane, and all structural portions of the Premises and the Building;

(b) the Building’s main water, sewer, and electrical service (including exterior utility lines and conduits but excluding interior plumbing and electrical systems and equipment within the Premises which shall be maintained by Tenant in accordance with Paragraph 6.1 above);

(c) the HVAC systems serving the Premises; and

(d) the exterior surfaces (including exterior windows), sidewalks and landscaping of the Building.

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Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

6.3 Tenant’s Obligation to Reimburse.

(a) Tenant shall pay Tenant’s Allocable Share of all “Operating Expenses” (as defined below) as may be paid or Incurred by Landlord during the Term of this Lease following the Rent Commencement Date. All Operating Expenses shall be prorated as of the Rent Commencement Date and Expiration Date to reflect any portion of a calendar year occurring within the Lease Term.

(b) The term “Operating Expenses” shall mean all costs and disbursements which Landlord shall pay or become obligated to pay in connection with the Taxes described in Paragraph 7.2, the Insurance described in Paragraphs 11.3 and 11.4 below, and the maintenance, repair and operation of the Property, including, but not limited to all labor, materials, supplies and services, including the cost of all maintenance contracts, used or consumed In performing Landlord’s maintenance obligations hereunder provided such costs are Incurred for the purpose of maintaining the Building. Operating Expenses shall also Include wages and salaries of all employees, accounting personnel, and consultants engaged in the operation, maintenance and security of the Building, Including taxes, insurance and benefits relating thereto, prorated to the extent attributable to their involvement in the operation, maintenance and security of the Building (as compared to other projects in which they are involved). Operating Expenses shall also include all costs and disbursements which Landlord shall pay or become obligated to pay in connection with the maintenance, repair and operation of the outside area of the Building, including landscaping costs. Operating Expenses shall also include a fee for general and administrative expenses (the “Property Management Fee”) equal to three percent (3%) of the Gross Rent payable hereunder shall be included as an Operating Expense.

(c) In addition to the foregoing, Tenant shall reimburse Landlord in full for (I) any and all maintenance and repair expenses incurred by Landlord and provided exclusively for Tenant and/or the Premises, and/or (ii) any damages to the Premises or the Building which are caused by Tenant, Its agents, employees or contractors but not repaired by Tenant or covered by Insurance carried or required to be carried by Landlord pursuant to Paragraph 11.2.

(d) Notwithstanding anything to the contrary in the Lease, if any of Tenant’s maintenance obligations under Paragraph 6.1 or Tenant’s reimbursement obligations under this Paragraph 6.3 would require Tenant to pay all or any portion of any charge which could be treated as a capital improvement under generally accepted accounting principles, then the cost of such improvements shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles) and Landlord shall Inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination was made.

(e) Landlord shall complete to Tenants’ reasonable satisfaction the repairs and improvements described on Exhibit F “Remodel Project” attached hereto and made a part hereof for all purposes. Landlord shall work in good faith to complete the project in a timely manner; however, in the event such repairs and improvements are not completed by July 1, 2012, Tenant shall have the right to take over the Remodel Project and complete using their own contractors and resources. In the event Tenant takes over the Remodel Project, Tenant shall only pay to Landlord the reasonable cost of the work completed to Tenant’s reasonable satisfaction by Landlord’s

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contractors, not exceeding the Project Budget as defined below. In any event, both the Landlord and Tenant agree that the Remodel Project is mentioned within this lease merely for convenience and is not a material aspect of the lease and consequently under no circumstances shall serve as a basis for terminating the lease or changing any aspects of the lease by either the Tenant or Landlord whether the Tenant or Landlord partially completes or fully completes the Remodel Project to the complete or partial satisfaction of either the Tenant or Landlord. Should the Tenant decide not to take over the Remodel Project and instead allow the Landlord to complete the project, the Landlord shall pay all labor, materials, and costs associated with the repairs and improvements. Tenant agrees to reimburse Landlord the actual cost of such repairs and improvements, not to exceed $20,000.00 (the “Project Budget”). Reimbursement by Tenant shall occur fifteen business days after Tenant (I) receives detailed line itemed invoices for the repairs and improvements that were paid by the Landlord and (ii) the repairs and improvements were completed to Tenant’s reasonable satisfaction. Landlord shall bear any amount for the repairs and improvements that exceeds the Project Budget. Landlord shall be responsible to engage and supervise all contractors. The contractors completing the repairs and Improvements shall take reasonable precautions to not interfere with Tenant’s business operations at the Premises. In the event the contractors are interfering with Tenant’s business operations, the contractors shall work during Tenant’s non-business office hours to complete the repairs and improvements.

(f) Notwithstanding anything to the contrary in the Lease, in no event shall Tenant have any obligation to perform or to pay directly, or to reimburse Landlord for all, or any portion, of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively, “Costs”): (I) excepting insurance deductibles, costs occasioned by fire, acts of God, or other casualties, or by the exercise of the power of eminent domain; (ii) costs for which Landlord has a right of reimbursement from others; (iii) costs to comply with any underwriter’s requirement or Law applicable to the Premises on the Commencement Date; (iv) depreciation, amortization or other expense reserves; (v) interest, charges and fees incurred on debt payments, on mortgages and rent underground leases; and (vi) costs incurred to investigate the presence of any Hazardous Material, costs to respond to any claim of Hazardous Material contamination or damage, costs to remove any Hazardous Material from the Premises, and any judgments or other costs incurred In connection with any Hazardous Material exposure or releases, except to the extent caused by the storage, use or disposal of the Hazardous Material In question by Tenant.

7. Taxes.

7.1 Tenant’s Personal Property Taxes. Tenant shall pay prior to delinquency all taxes, license fees, and public charges assessed or levied against Tenant, Tenant’s estate in this Lease or Tenant’s leasehold improvements, trade fixtures, furnishings, equipment and other personal property.

7.2 Real Property Taxes. Tenant shall pay Tenant’s Allocable Share of “Real Property Taxes” (as defined in Paragraph 7.3 below) during the Lease Term. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a tax year included in the lease term at the commencement or expiration hereof.

7.3 Definition. The term “Real Property Taxes” shall mean all taxes, general and special assessments, and other charges imposed by any taxing authority and collection of rental income therefrom (excepting only estate taxes, inheritance taxes, and includes all entities having taxing or assessment authority by law or by virtue of any recorded instrument binding on the owner of the Property.

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7.4 Supplemental Assessments. Tenant shall be liable for Tenant’s Allocable Share of any supplemental assessments levied against the Property which are applicable to any portion of the Term of the Lease, applying the maximum permitted allocation period. Tenant’s liability for supplemental assessments which are applicable to the Term of the Lease shall survive the expiration or earlier termination of the Term of the Lease for a period of one (1) year. Tenant shall pay Landlord such amounts within thirty (30) days of Tenant’s receipt of Landlord’s invoice for supplemental assessments.

8. Utilities and Services.

8.1 Utilities and Services. All utilities or services for the Premises (including, without limitation charges for gas, electricity, cable, telephone, Internet, security system monitoring, and any other utilities or services metered or charged to the Premises) shall be registered in the name of Tenant and Tenant shall pay directly for the costs of all such utilities or services. Landlord shall not be responsible for providing any security protection for all or any portion of the Property and Tenant shall at its own expense provide or obtain any security services that it desires.

8.2 No Liability Due to interruption. No failure or Interruption of any utilities or service shall entitle Tenant to terminate this Lease or to withhold rent or other sums payable by Tenant. Landlord shall not be liable to Tenant for any failure or interruption of any utilities or services unless caused by the gross negligence or willful misconduct of Landlord. Tenant hereby waives any benefits of any applicable existing or future Law, including, but not limited to the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability to provide services and/or utilities.

9. Indemnity by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, liabilities, and expenses, including attorneys’ fees, arising from: (I) Tenant’s use of the Premises, the Building and the Property; (Ii) any action permitted, or any omission to act, in or about the Premises and Property (Including areas exterior to the Building such as the sidewalks and alleys) by Tenant or its agents, employees, contractors or invitees; (iii) for any costs required to be paid by Tenant under Section 17 of the Lease or (iv) from any injury to person or property arising out of any act or omission of Tenant or its agents, employees, contractors or invitees. Notwithstanding the terms of the immediately preceding sentence, Tenant’s indemnity shall not be applicable to the extent any such claims, demands, liabilities and expenses arise out of the gross negligence or willful misconduct of Landlord or any agent, employee or representative of Landlord. In the event any action or proceeding shall be brought against Landlord by reason of any claim encompassed by the provisions of this Paragraph 9, Tenant shall defend the claim at Tenant’s expense by counsel reasonably satisfactory to Landlord or any agent, employee or representative of Landlord.

10. Tenant’s Waiver of Claims. Tenant hereby waives any claims against Landlord far injury to Tenant’s business or any loss of income therefrom, for damage to Tenant’s property, or for injury or death of any other person in or about the Premises or Property from any cause whatsoever, except to the extent caused by gross negligence or willful misconduct on the part of Landlord or any agent, employee or representative of Landlord.

11. Insurance.

11.1 Tenant’s Liability Insurance. Tenant shall, at its expense, obtain and keep in force during the term of this Lease a policy of commercial public liability insurance insuring Landlord and Tenant against any liability arising out of the operation of Tenant’s business and the use, occupancy

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or maintenance of the Premises. Such insurance policy shall have a combined single limit for both bodily injury and property damage in an amount not less than Five Million Dollars ($5,000,000). The policy shall contain cross liability endorsements (to the extent available on commercially reasonable terms) protecting Landlord and shall insure performance by Tenant of the indemnity provisions of Paragraph 9 above. The limits of said Insurance shall not limit the liability of Tenant hereunder. Tenant may satisfy the requirement herein by insuring under its global blanket liability policy subject to Tenant’s standard deductible under such policy.

11.2 Tenant’s Property Insurance. Intentionally deleted.

11.3 Landlord’s Liability insurance. Subject to Tenant’s obligation to reimburse in accordance with Paragraph 3.2(a)(iii), Landlord shall maintain a policy of commercial general liability insurance in an amount of not less than Five Million Dollars ($5,000,000) insuring Landlord (and such other entities as designated by Landlord) against liability for personal injury, bodily Injury or death and damage to property occurring or resulting from an occurrence in, on, or about the Premises with such coverage as Landlord may from time to time deem advisable.

11.4 Landlord’s Property Insurance. Subject to Tenant’s obligation to reimburse in accordance with Paragraph 3.2(a)(iii), Landlord shall maintain a policy or policies of insurance covering loss or damage to the Premises, Including pro action from rental loss and coverage for operating expenses resulting from loss or damage to the Building, and such other hazards (including earthquake insurance if Landlord, at its sole discretion, decides to carry such coverage) as are normally insured in the industry in such amounts and with such coverage as Landlord deems advisable, but in no event for less than the full replacement cost of the Premises (except for earthquake coverage for which no minimum coverage is required). Landlord may insure the tenant improvements in the Premises, without such insurance requiring Landlord to restore the tenant improvements in accordance with Paragraph 12 of this Lease. All proceeds under such policies shall be payable exclusively to Landlord. Landlord’s policy shall separately waive subrogation in accordance with Paragraph 11.5.

11.5 Mutual Waiver of Subrogation. Each of Tenant and Landlord waive, and shall use their best efforts to cause their respective insurers to similarly waive, any and all rights of recovery against the other, or against the officers, employees, partners, agents and representatives of the other, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such losses are covered by policies required to be carried under this Lease.

11.6 Insurance Policies. All of Tenant’s Insurance shall be primary insurance written in a form reasonably satisfactory to Landlord by companies reasonably acceptable to Landlord and shall specifically provide by endorsements reasonably acceptable to Landlord that such policies shall: (I) not be subject to cancellation or other change except after at least thirty (30) days’ prior written notice to Landlord; (ii) be primary insurance; (iii) specifically waive subrogation in accordance with Paragraph 11.5 of this Lease. All liability policies maintained by Tenant hereunder shall name Landlord and Landlord’s property management company as additional insured parties. Copies of the policies or certificates evidencing the policies, together with satisfactory evidence of payment of premiums shall be deposited with Landlord on or prior to the Commencement Dale, and upon each renewal of such policies, which shall be effected not less than thirty (30) days prior to the expiration date of the term of such coverage.

11.7 Insurance Premiums and Deductibles are “Operating Expenses”. Premiums and deductibles (related to casualty or damage that occurred during the Term of the Lease) for any insurance (except for the portion of any insurance deductibles in excess of ten thousand dollars

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($10,000) per occurrence) obtained by Landlord pursuant to Paragraphs 11.3 and 11.4 payable in connection with such Insurance shall be Operating Expenses. Landlord may obtain such insurance for the Premises separately, or together with other buildings and improvements which Landlord elects to insure together under blanket policies of insurance. In such case, Tenant shall be liable only for such portion of the premiums of such blanket policies as are allocable to the Premises as reasonably determined by the insurer of Landlord.

12. Damage or Destruction.

12.1 The Building. Except as otherwise provided in this Paragraph 12, if any portion of the Building that Landlord is obligated to maintain is damaged or destroyed by any cause, if such damage is required to be insured against pursuant to Paragraph 11 above, and if Insurance proceeds are sufficient to pay for the full replacement of the Premises, then this Lease will not terminate and Landlord will cause such damage to be repaired with reasonable diligence, subject to delays in the obtaining and disbursement of insurance proceeds and delays in repair caused by inclement weather, governmental action or inaction, and shortage of materials or services. From the date of the casualty until the restoration is completed, Tenant’s obligation to pay Rent shall be abated to the extent the damage and repair period interfere with Tenant’s use of the Premises. if the damage is not required to be insured against, or if the damage occurs within the last nine (9) months of the Lease Term, either party may, at its option exercised by written notice to the other within thirty (30) days of the date of the damage, elect to terminate this Lease as of the date of damage, and if neither party so elects, Landlord shall complete the repair at its expense. Within thirty days following the date on which Landlord learns of any damage to the Premises, Landlord shall notify Tenant in writing as to the estimated time for repairing the damage. If Landlord reasonably estimates that the time required for repair of the Premises will exceed six (6) months, then either Landlord or Tenant shall be entitled to terminate this Lease as of the date of the damage by delivering written notice of termination to the other party within ten (10) days of Landlord’s determination of the time required for repair. If Landlord elects or is required to repair the Premises in accordance with the terms of this Lease, Rent will abate in the manner described above, and, other than the obligation to repair stated above, and Landlord shall have no liability to Tenant related to the damage to the Premises. If the estimated time for completion of repairs exceeds six (6) months, or if the repairs are not completed within six (6) months (regardless of the time estimated for completion of the repairs), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after receipt of the estimate, or the expiration of the six (6) month period, as the case may be, with any such termination effective as of the date of the damage. In the event Landlord elects to terminate this Lease pursuant to this Paragraph 12, Tenant shall have the right, within ten (10) days after receipt of such notice, to agree in writing on a basis satisfactory to Landlord to pay for the entire cost of repairing such damage less only the amount of Insurance proceeds, if any received by Landlord, in which event the notice of termination shall be ineffective and this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within ten (10) days, the Lease shall be terminated pursuant to such notice of termination by Landlord. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in this Article 12.

12.2 Tenant’s Property. Landlord’s obligation to rebuild or restore shall not include Tenant’s personal property, trade fixtures, equipment, merchandise, leasehold improvements paid for by Tenant, Tenants trade fixtures, equipment and other personal property or Changes made by Tenant to the Premises. Landlord may insure tenant improvements at the Premises without this obligating Landlord to restore the tenant improvement portion of the Premises for the benefit of Tenant provided, however, that any insurance proceeds actually received for damage to any Tenant Improvements, shall be used for their replacement.

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13. Condemnation. if any part of the Premises shall be taken for any public, or quasi-public use, under any statute or by right of eminent domain or purchase in lieu thereof, and a part thereof remains which is suitable for the operation of Tenant’s business, this Lease shall, as to the part so taken, terminate as of the date Tenant can no longer occupy the portion of the Premises taken, and the rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the Lease term only such portion of such rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises, or such part thereof shall be taken so that there does not remain a portion suitable for the operation of Tenant’s business, this Lease shall terminate as of the date Tenant can no longer occupy the portion of the Premises taken. Notwithstanding the foregoing, if any taking materially lessens the ability of Tenant to conduct its business at the Premises, Tenant may terminate this Lease. All compensation awarded upon any taking hereunder shall belong exclusively to the Landlord. Notwithstanding any provision to the contrary contained herein, Tenant shall have the right to make a separate claim against the appropriate governmental authority for condemnation proceeds allocable to the unamortized costs of the leasehold improvements made at the cost of Tenant, the removal of Tenant’s trade fixtures or removable personal property, and relocation expenses if and only to the extent that such separate claim does not diminish Landlord’s condemnation award.

14. Advertisements and Signs. Tenant shall not place or maintain any sign, advertisement, notice or other marking whether temporary or permanent about the Premises or on the Building without the approval of the City of Palo Alto and the prior written consent of Landlord. The Landlord’s consent shall not be unreasonably withheld or delayed. Any sign or advertisement placed by Tenant with Landlord’s approval shall be at Tenant’s sole expense.

15. Entry by Landlord. On not less than twenty-four (24) hours prior written notice, Landlord and its agents shall have the right to enter and Inspect the Premises, to show the Premises to prospective tenants or purchasers or others, to post notices of non-responsibility or other legal notices, to make repairs, alterations or additions to any portion of the Building, provided such repairs are performed in a manner that will cause the least disturbance to Tenant and the Premises. Landlord retains the right to post one or more “For Lease” signs on an exterior wall of the Premises during the last six months of the initial lease term or any extended term unless Tenant has exercised its right to extend the term of the Lease. Tenant shall have the right to also place signs on the Premises regarding the disposition of Tenant’s business, such as *… moving to new location”, subject to reasonable approval by Landlord.

16. Assignment and Subletting.

16.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in the Lease or in the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. It shall be reasonable for Landlord to deny consent if, for example and without limiting Landlord’s right to make other reasonable objections, (I) the use to be made of the Premises by the proposed assignee or sublessee would be prohibited by any other term of this Lease; or (ii) the character, reputation and financial condition of the proposed assignee or sublessee are not reasonably satisfactory to Landlord. Notwithstanding anything to the contrary in this Lease, and without any effect upon Section 16.5 hereof, Tenant may, without Landlord’s prior written consent and without constituting an assignment under this Section 16.1 or sublease hereunder, sublet the Premises or assign this Lease to (a) an entity controlling, controlled by or under common

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control with Tenant, (b) an entity related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of a substantial portion of Tenant’s assets. A sale or transfer of Tenant’s capital stock shall not be deemed an assignment, subletting or any other transfer of this Lease or the Premises. Permitted Transfers shall be limited to transferees with financial capacity no less than that of Tenant at the time of the proposed transfer.

16.2 Documentation. Prior to any assignment or sublease, Tenant shall (a) provide to Landlord the proposed assignee’s or sublessee’s name, address, financial statements for the previous thirty-six (36) months, (If available) and copies of all documents relating to Tenant’s proposed assignment or sublease, and (b) shall specify all monies and other consideration to be received by Tenant for such assignment or sublease. Within fifteen (15) days after the receipt of such documentation, Landlord shall either (a) consent in writing to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth, or (b) notify Tenant in writing that Landlord refuses such consent and specifically identifies its reasons for denial. In the event Landlord fails to deliver such written notice within the required period, consent to the proposed sublease or assignment shall be deemed approved.

16.3 Terms and Conditions. In connection with any proposed assignment or sublease, Tenant shall reimburse up to One Thousand Dollars (61,000) to Landlord for costs actually incurred by Landlord for analysis and documentation related to any proposed assignment or sublease regardless of whether Landlord consents to such assignment or sublease. Each assignment or sublease shall be in form satisfactory to Landlord and shall be subject and subordinate to the provisions of this Lease. Once approved by Landlord, such assignment or sublease shall not be modified without Landlord’s prior written consent. Each assignee or sublessee shall agree to perform all of the obligations of Tenant hereunder and shall acknowledge that the termination of this Lease shall, at Landlord’s sole election, constitute a termination of every such assignment or sublease. Notwithstanding any assignment or sublease, Tenant shall remain primarily liable for all obligations and liabilities of Tenant under this Lease. Landlord may accept Rent from a proposed assignee or sublessee without waiving its right to withhold consent to a proposed assignment or subletting.

16.4 Landlord’s Remedies. Any assignment or sublease without Landlord’s prior written consent where such consent is required shall at Landlord’s election be void, and shall constitute a default under this Lease. The consent by Landlord to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 16 with respect to any subsequent assignment or sublease.

16.5 Bonus Rent. If Tenant subleases or assigns the Lease and collects payment for such sublease or assignment in an amount exceeds the total Tenant Is required to pay to Landlord (“Tenant’s Obligation”) for the period of the sublease or assignment, Tenant shall pay to Landlord an amount equal to fifty percent (50%) of the “Bonus Rent” which shall be the amount by which the payment by the subtenant or assignee exceeds the sum of the following: Tenant’s Obligation plus brokerage commissions actually paid by Tenant for such sublease or assignment .

17. Default.

17.1 Event of Default. The occurrence of any of the following events (an “Event of Default”) shall constitute a default and breach of this Lease by Tenant:

(a) The failure by Tenant to make any payment of Rent or any other required payment, as and when due, and removal of any mechanics liens, if such failure shall not have been cured within ten (10) business days after written notice from Landlord;

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(b) The failure by Tenant to provide an Estoppel Certificate or any other instrument required to be delivered by Tenant if such failure shall not have been cured within ten (10) business days after written notice from Landlord;

(c) The failure by Tenant to perform any other term, covenant or condition contained in this Lease if such failure shall have continued for thirty (30) days after written notice from Landlord; provided that where any such failure cannot reasonably be cured within a thirty (30) day period, Tenant shall not be in default if Tenant commences to cure the failure within the thirty (30) day period and thereafter diligently pursues all reasonable efforts to complete the work necessary to cure the failure.

(d) Tenant’s assignment of its assets for the benefit of its creditors; the filing of a petition by or against Tenant, where such action is not dismissed within sixty (60) days, seeking adjudication or reorganization under the Bankruptcy Code; the appointment of a receiver to take possession of, or a levy by way of attachment or execution upon, substantially all of Tenant’s assets at the Premises.

17.2 Remedies. Upon any Event of Default, Landlord shall have the following remedies, in addition to all other remedies now or hereafter provided by law or equity, subject to Landlord’s obligation to mitigate damages:

(a) Landlord shall be entitled to keep this Lease In full force and effect and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent and other sums as they become due, plus interest at the highest rate then allowed by law, from the due date of each Installment of rent or other sum until paid; or

(b) Landlord may terminate Tenant’s right to possession by giving Tenant written notice of termination, whereupon this Lease and all of Tenant’s rights in the Premises shall terminate. Any termination under this paragraph shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or rent accrued.

In the event this Lease Is terminated pursuant to this Paragraph 17.2(b), Landlord may recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including but not limited to: (i) The cost of recovering possession of the Premises; (i1) Expenses of relettIng, including necessary renovation and alteration of the Premises; (Ili) Reasonable attorneys’ fees, any real estate commissions actually paid and that portion of any leasing commission paid by Landlord applicable to the unexpired term of this Lease; (iv) The worth at the time of award of the unpaid rent which had been earned at the time of termination; (v) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (vi) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided; and (vii) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in subparagraphs (iv) and (v) of this Paragraph 17.2(b) shall be computed by allowing interest at the Interest Rate. The “worth at the time of award” of the amount referred to in subparagraph (vi) of this Paragraph 17.2(b) shall be computed by discounting such amount at the discount rale of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The term “rent” as used in this paragraph shall include alI sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

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17.3 No Relief From Forfeiture After Default. Tenant waives all rights of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, and under any other present or future law, in the event Tenant is evicted or Landlord otherwise lawfully takes possession of the Premises by reason of any Event of Default.

17.4 Landlord’s Right to Perform Tenant’s Obligations. If Tenant shall at any time fail to perform any obligation required of Tenant hereunder, and provided Tenant has been provided a thirty (30) day written notice from Landlord concerning such obligation, then Landlord may, at Its option, perform such obligation to the extent Landlord deems desirable, and may pay any and all expenses incidental thereto and employ counsel. No such action by Landlord shall be deemed a waiver by Landlord of any of Landlord’s rights or remedies, or a release of Tenant from performance of such obligation. All sums so paid by Landlord shall be due and payable by Tenant to Landlord on the day immediately following Landlord’s payment thereof. Landlord shall have the same rights and remedies for the nonpayment of any such sums as for default by Tenant In the payment of rent.

17.5 Remedies Not Exclusive. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies available.

17.6 Termination and Surrender. No act or conduct of Landlord, including, without limitation, efforts to relet the Premises, an action in unlawful detalner or service of notice upon Tenant or surrender of possession by Tenant pursuant to such notice or action, shall extinguish the liability of Tenant to pay rent or other sums due hereunder or terminate this Lease, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. No act or conduct of Landlord, Including the acceptance of the keys to the Premises, other than a written acknowledgment of acceptance of surrender signed by Landlord, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Lease term. The surrender of this Lease by Tenant, voluntarily or otherwise, shall, at Landlord’s option, operate as an assignment to Landlord of any and all existing assignments and subleases, or Landlord may elect to terminate any or all of such assignments and subleases by notifying the assignees and sublessees of its election within fifteen (15) days after such surrender.

17.7 Landlord’s Default. In the event of any failure by Landlord to perform any of Landlord’s obligations under this Lease, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30)-days in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof, If a default by Landlord remains uncured after the expiration of the thirty (30) day period (except for obligations of Landlord which reasonably require greater than thirty (30) days to fulfill, and provided Landlord has Initialed performance of any such obligation within such thirty (30) day period end has thereafter diligently acted to fulfill any such obligation), then Tenant shall have the right, as Tenant’s sole and exclusive remedies, to either (i) bring an action for damages, or (ii) cure such default and all reasonable sums expended by Tenant in effecting such cure, together with interest thereon from the date of such expenditure at the Interest Rate, shall be due and payable by Landlord to Tenant within thirty (30) days of Tenant’s written demand accompanied by reasonable documentation substantiating such sums. Notwithstanding anything to the contrary contained herein, If Landlord shall be obligated to perform any repair or maintenance which is of an emergency nature, then Landlord shall commence all such repair and maintenance work as soon as reasonably possible upon its receipt of written or oral notice or upon its actual knowledge.

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17.8 Landlord Liability. If Landlord shall fail to perform any obligation under this Lease, and as a consequence thereof, or if on any other claim by Tenant concerning the Premises or this Lease, Tenant shall recover a money Judgment against Landlord, then such Judgment shall be satisfied only out of Landlord’s estate in the Premises, including sales proceeds, insurance proceeds, and rent, and Landlord shall have no personal or further liability whatsoever with respect to any such default or Judgment.

17.9 Tenant’s Bankruptcy. In the event of Tenant’s bankruptcy which is not dismissed within sixty (60) days of filing, Landlord at its option may, in addition to all other rights and remedies provided In the Lease at law or in equity, terminate this Lease by giving written notice lo Tenant. If termination of this Lease shall be stayed by order of any court having jurisdiction over any bankruptcy or insolvency proceeding or by federal or state statute, then, following the expiration of any such stay, or if Tenant or Tenant as debtor-in-possession or the trustee appointed in any such proceeding (being collectively referred to as “Tenant” only for the purposes of this Paragraph 17.9) shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within fifteen (15) days after entry of the order for relief or as may be allowed by the court, or if Tenant shall fail to provide adequate protection of Landlord’s right, title and Interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligation under this Lease, Landlord, to the extent permitted by law or by leave of the court having Jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on fifteen (15) days’ notice to Tenant and upon the expiration of said fifteen (15) day period this Lease shall cease and expire as aforesaid and Tenant shall Immediately quit and surrender the Premises as aforesaid. Upon the termination of this Lease as provided above, Landlord, without notice, may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise. For the purposes of this Lease, adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, shall include, without limitation, the following requirements:

Tenant shall comply with all of its obligations under this Lease, including, without limitation that: (i) Tenant pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event, shall such amount be less than the aggregate Base Annual Rent, Common Area Expenses and Additional Charges payable for such monthly period; (ii) Tenant continue to use the Premises in the manner originally required by the Lease; (iii) Landlord be permitted to supervise the performance of Tenant’s obligations under this Lease; (iv) Tenant pay to Landlord within fifteen (15) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, an additional security deposit in an amount acceptable to Landlord; (v) Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease; (vi) if Tenant assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. 365, or as the same may be amended) to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to such court having competent Jurisdiction over Tenant’s estate, then notice of such proposed assignment, setting forth (1) the name and address of such person, (2) all of the terms and conditions of such offer, and (3) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. 365(b)(3), as it may be amended, shall be given to Landlord by Tenant no later

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than fifteen (15) days after receipt by Tenant of such offer, but in any event no later than thirty (30) days prior to the dale that Tenant shall make application to such court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept, or to cause Landlord’s designee to accept, an assignment of this Lease upon the same terms and conditions and for the same consideration, If any as the bona fide offer made by such person less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease; and (vii) if Tenant assumes this Lease and proposes to assign the same, and Landlord does not exercise its option as provided In subparagraph (f) hereinabove, Tenant hereby agrees that: (a) such assignee shall have a net worth not less that the net worth of Tenant as of the Commencement Date, or such Tenant’s obligations under this Lease shall be unconditionally guaranteed by a person having a net worth equal to Tenant’s net worth as of the Commencement Dale; (b)such assignee shall not use the Premises other than as permitted under this Lease; (c) such assignee shall assume in writing all of the terms, covenants and conditions of this Lease; and (d) if such assignee makes any payment to Tenant, or for Tenant’s account, for the right to assume this Lease (including, without limitation, any lump sum payment, installment payment or payment in the nature of rent over and above the Base Annual Rent, Common Area Expenses and Additional Charges payable under this Lease), Tenant shall pay over to Landlord one-half of any such payment.

Tenant hereby agrees that (a) all obligations that accrue under this Lease (including, but not limited to Tenant’s obligation to pay rent), from and after the date that a petition is filed or other action is commenced under the Bankruptcy Code or the Insolvency Laws (an “Action-) shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord; (b) any and all rents that accrue from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action; (c) any extension of the time period within which Tenant may assume or reject the Lease without an obligation to cause all obligations under the Lease to be performed as and when required under the Lease, and/or any extension of the time within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses that extends beyond the date of assumption of the Lease shall be harmful and prejudicial to Landlord; (d) any proposed assignment of the Lease to an assignee: (I) that will not use the Premises specifically in accordance with the Lease, or (ii) that does not possess financial condition, operating performance and experience characteristics equal to or better than the financial condition, operating performance and experience of Tenant as of the date of this Lease, shall be harmful and prejudicial to Landlord; and (e) the rejection (or deemed rejection) of the Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Premises will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code, the Insolvency Laws, or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Premises as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code.

18. Effect of Conveyance. The term “Landlord” as used in this Lease, means only the current owner(s) of the Building. In the event of any sale or other transfer of the Building, the transferor shall be deemed to be relieved of all obligations of the Landlord under the terms of this Lease from and after the date of such sale or other transfer, and the transferee shall be deemed to have assumed and agreed to perform all obligations of Landlord under the Lease arising from and after the date of sale or other transfer.

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19. Instruments Required by Lender. Within ten (10) business days written request from Landlord, Tenant shall execute and deliver to Landlord, such instruments, including a current statement of Tenant’s financial condition, as may be reasonably required by any mortgagee or holder of a deed of trust or other encumbrance related to the Premises. Landlord shall keep and protect all such Information as confidential except as necessary to obtain debt or equity financing.

20. Tenant’s Estoppel Certificate. Within ten (10) business days after written request of Landlord, Tenant shall, from time to time, deliver a duly executed and factually accurate estoppel certificate to Landlord in a form reasonably satisfactory to Landlord and Tenant.

21. Subordination and Attornment. Tenant agrees that this Lease may, at the option of Landlord, be subject and subordinate to any mortgage, deed of trust, any other Instrument of security, or ground lease which is now or hereafter placed on the Premises, provided that, with respect to any such instrument over which this Lease would otherwise have priority, such subordination is conditioned upon the mortgagee, beneficiary, other secured party or ground lessor executing and delivering a Non-Disturbance Agreement In a form reasonably required by such mortgagee, beneficiary or other party recognizing all rights of Tenant hereunder. Subject to Landlord’s providing an executed Non-Disturbance Agreement, in reasonably acceptable form, the foregoing subordination described herein is hereby made effective without any further act of Tenant. In addition, following the mutual execution and delivery of this Lease Landlord shall make commercially reasonable efforts to obtain a Non-Disturbance Agreement for the benefit of Tenant from the beneficiary under any mortgage, deed of trust, any other instrument of security, or ground lease encumbering the Building as of the date of this Lease. Tenant shall, at any time hereafter, on demand, execute any instruments, releases, or other documents that may be required by any mortgagee, mortgagor, or trustor or beneficiary under any security instrument for the purpose of subjecting and subordinating this Lease to the lien of such instrument and Tenant shall agree to reasonable modifications to the form of Non-Disturbance Agreement so long as such modifications do not diminish Tenant’s rights under this Lease. Tenant shall attorn to any third party purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any rights, powers or remedies under any instruments of security or ground leases now or hereafter encumbering all or any part of the Premises, as if such third party had been named as Landlord under this Lease. Tenant may encumber or finance its moveable fixtures and equipment installed on the Premises and its inventory, and no such encumbrance or financing shall be deemed an assignment by Tenant hereunder. In connection with any such encumbrance or financing, Landlord agrees to execute and deliver an owner’s waiver and consent thereto In a form reasonably acceptable to Landlord and Tenant’s tender, provided Tenant is not In default of its obligations hereunder.

22. Notices. All notices, demands or requests to be given to Tenant or Landlord shall be in writing, delivered personally or by commercial courier or by United States mail, postage prepaid, certified return receipt requested and addressed (a) to Tenant at Baker Hughes Oilfield Operations, Inc. c/a Vice President of Real Estate and Facilities, 2929 Allen Parkway, Suite 2100, Houston, TX 77019 or (b) to Landlord at c/o Premier Properties, 172 University Ave„ Palo Alto, CA. Any notice shall be deemed to have been received on the date of actual delivery of such notice. Either party may change the address for notice under the Lease on ten (10) days prior written notice to the other party.

23. No Accord and Satisfaction / No Waiver.

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23.1 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount that is less than the full amount of Rent or any other amount payable by Tenant then due to Landlord shall be deemed to be other than a partial payment applicable to the earliest amount payable to Landlord. No endorsement or statement on any check or any letter accompanying any payment of Rent or any other amount payable to Landlord shall be deemed an accord and satisfaction of any Tenant obligation to Landlord, and Landlord may accept any check or payment without prejudice to Landlord’s right to receive full payment of any Rent or other amounts payable to Landlord, including reservation of all of Landlord’s rights with respect to Rent or any other payment by Tenant.

23.2 No Waiver. Any Inaction by Landlord or Tenant with respect to any Event of Default or any other breach of the Lease shall not be deemed to be a waiver of such Event of Default or breach of the Lease, regardless of Landlord’s or Tenant’s knowledge of such Event of Default or breach of the Lease. Landlord or Tenant may, at any time, pursue any and all remedies provided for in the Lease, and otherwise as permitted by law.

24. Holding Over. This Lease shall terminate without further notice at the expiration of the lease term. If the Tenant remains in possession after the expiration of the lease term with the express written consent of Landlord, such occupancy shall be construed to be a tenancy from month to month, at a monthly rental of equal to the last applicable Rent, and shall otherwise be on the terms and conditions herein specified. Should Tenant remain in possession of the Premises without the Landlord’s consent, such possession shall be construed as a tenancy at sufferance art a rental rate equal to 125% of the last applicable Rent.

25. General Provisions.

25.1 Entire Agreement and Written Modification. This Lease, together with its exhibits constitutes the entire agreement between the parties. Except as may be specifically set forth in writing in this Lease, neither Landlord nor Tenant has relied on any representation or warranty by either Landlord or Tenant, or any agent of Landlord or Tenant, with respect to the Lease or the Building. The Lease may not be modified orally or in any manner other than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

25.2 Timeliness. Time is of the essence with respect to the performance of each provision of this Lease In which time of performance is a factor. Whenever the provisions of this Lease provide that the consent of the party must be obtained, except as otherwise specifically provided, such party agrees to act reasonably and in a timely manner in determining whether to grant or withhold its consent.

25.3 Captions. The captions of the numbered paragraphs of this Lease are inserted solely for convenience and shall have no effect upon the construction or interpretation of the Lease.

25.4 California Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California with Santa Clara County as venue for any Action related to the Lease.

25.5 Partial Invalidity. If any provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Lease shall, nonetheless, continue in full force and effect.

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25.6 Joint and Several Liability. If either Landlord or Tenant is more than one person or entity, each such person or entity shall be jointly and severally liable for all applicable obligations of either Landlord or Tenant. Tenant and Landlord each warrant and represent that the party signing this Lease on behalf of each has authority to enter into this Lease and to bind Tenant and Landlord, respectively, to the terms, covenants and conditions contained herein. Each party shall deliver to the other, upon request, all documents reasonably requested by the other evidencing such authority, Including a copy of all corporate resolutions, consents or minutes reflecting the authority of persons or parties to enter into agreements on behalf of such party.

25.7 Binding on Successors. Subject to the provisions of Section 16 and Section 18, the covenants and conditions of this Lease shall apply to and be binding upon the parties hereto and their respective successors in interest.

25.8 Authority to Act. Each of the individuals executing the Lease hereby represent and warrant that he or she has all necessary power and authority to execute and deliver this Lease on behalf of the entity for which he or she is signing.

25.9 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease, entitle Tenant to any reduction of Rent or impose any liability upon Landlord

25.10 No Brokers. Neither Landlord nor Tenant is represented by a broker and no commissions shall be payable to any broker in accordance with this transaction. Each party hereby agrees to indemnify and hold the other harmless from any claims arising from its dealings with any broker or agent.

25.11 Force Majeure. If either party shall be delayed or prevented from the performance of any act required under the Lease by reason of acts of God, strikes, inability to procure materials, restrictive governmental laws or regulations, delay by the other party, or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party, the performance of such act shall be excused for the period of the delay, and the period for the performance of such act shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance. Notwithstanding the foregoing, this Section shall not cause any delay In the Rent Commencement Date or allow Tenant to delay making any payment hereunder when due.

25.12 Attorneys’ Fees. If any action or proceeding at law or in equity, or an arbitration proceeding (collectively, an “Action”), shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the terms of this Lease, or for the recovery of possession of the Premises, the prevailing party shall be entitled to recover from the other party as a part of the Action, its reasonable attorneys’ fees and costs and expenses incurred related to the Action. “Prevailing Party” shall mean, without limitation, the party who brings an Action against the other part, If such Action is dismissed upon payment by a party of the sums allegedly due or upon the performance of the covenants allegedly breached, or if the party Initiating an Action obtains substantially the relief sought by it In such Action, whether or not such Action proceeds to a final judgment or determination.

26. No Reliance on Leland Wiesner as Legal Counsel. Each of the parties executing this Lease acknowledges that Leland Wiesner, the managing member of Esquire Advisors has advised

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each party that he is an active, licensed member of the Bar of the State of California. None of the parties have sought from or retied upon Leland Wiesner for legal advice, counsel or opinions, or for tax advice or counsel. Both Landlord and Tenant each further represent and warrant for the benefit of Leland Wiesner as a third-party beneficiary, that they have been advised to retain independent legal counsel with respect to this Lease and the transactions contemplated in this Lease.

27. Termination of Existing Lease. Upon the Commencement Date of the Lease, Geomechanics International, Inc. and Tenant’s existing lease with Landlord dated September 25, 2011 for the Premises at 366 Cambridge Ave., Suites 210, 209, 208, 207 Palo Alto, CA. shall be terminated and of no force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the dates specified below immediately adjacent to their respective signatures. 6livery of this Lease to Landlord, duly executed by Tenant, constitutes an offer by Tenant to lease the Premises as herein set forth, and under no circumstances shall such delivery be deemed to create an option or reservation to tease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon execution of this Lease by Landlord and delivery of a signed copy to Tenant.

“Tenant”	“Landlord”

BAKER HUGHES OILFIELD
OPERATIONS, INC., a California corporation

By:	/s/ David E. Emerson	/s/ Leland Z. Wiesner
Name:	David E. Emerson	Leland Wiesner
Title:	Vice President

Date:	May 4, 2012	Date:	5/8/2012

/s/ Maria C. Horton
Maria C. Horton

		Date:	May 8, 2012

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EXHIBIT A

PREMISES

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EXHIBIT A-1

Legal Description of the Property

All that certain Real Property in the City of Palo Alto, County of Santa Clara, State of California, described as follows:

All of Lot 30, in block 15, as shown upon chat certain Map entitled, “Map or Evergreen Park”, which Map was filed for record in the Office of the Recorder of the County of Santa Clara. State of California, on August 12. 1904 in Book P-3 of Maps, at Page 92.

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EXHIBIT B

Base Rent Schedule

1.	Base Rent Schedule: During the Initial Term of the Lease, Base Rent shall be due in accordance with the following schedule:

Period	Base Rent / Month
Rent Commencement Date—Month 12	$18,131
Month 13—Month 24	$18,674
Month 26—Month 36	$19,235
Month 37—Month 48	$19,812
Month 49—Month 60	$20,406

For ease of reference, the successive months of the Lease Term are referred to in the above schedule by a number, with Month 1 meaning the first full calendar month of the Term following the Rent Commencement Date, Month 12 being the twelfth full calendar month of the Term following the Rent Commencement Date, and so on.

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EXHIBIT C

OPTION TO EXTEND TERM

1.	Options. At the expiration of the initial term hereof (the “Expiration Date”), Tenant may extend the Term of this Lease for one (1) additional period for a term of sixty (60) months commencing immediately following the Expiration Date (the “Extended Term”). Tenant shall be required to provide Landlord with six (6) months advance written notice of its intention to exercise its option to extend and failure by Tenant to provide written notice of exercising of any option when written notice is due shall constitute a waiver of Tenant’s right to exercise such option. Landlord shall not be required to provide Tenant with notice of the expiration of Tenant’s exercise of option period. In no event shall any purported exercise of any option by Tenant be effective if Tenant is in default of any material monetary term, covenant, agreement or obligation on its part under this Lease during the period from the date Tenant exercised its option hereunder up to and including the commencement of the Extended Term. The Extended Term shall be upon all of the terms and conditions hereof, except that the Base Rent shall be as set forth in Exhibit D.

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EXHIBIT D

Base Rent during the Extended Term

1.	Initial Base Rent During the Extended Term. Upon Tenant’s exercising of its Option to Extend the Term of this Lease, the monthly Base Rent for the Extended Term shall initially be the fair market rent for the Premises (the “FMR”) but in no event fess than the Base Rent during the final month of the immediately preceding term. When Landlord and Tenant are called upon to determine the FMR, Landlord and Tenant shall make best business efforts to agree upon the FMR. In the event the parties fail to agree upon the FMR on or before one hundred fifty (150) days prior to the date upon which the Base Rent was scheduled to adjust to the FMR, the FMR shall be determined by appraisal in the manner hereinafter set forth.

In the event it becomes necessary under this paragraph to determine the FMR by appraisal, one hundred twenty (120) days prior to the date upon which the Base Rent was scheduled to adjust to the FMR, Landlord and Tenant each shall appoint a real estate appraiser who shall a) be a member of the Northern California Chapter of the Appraisal Institute, b) hold an MAI designation and c) be experienced in the appraisal of rental value for commercial properties In the Palo Alto area, and such appraisers shall each determine the FMR for the Premises taking into account the use of the Premises, the Rentable Square Footage, the value of the Premises Including any “Tenant Improvements” and “Changes” (as they are herein defined) and the amenities provided by the Building, the annual adjustments of Base Rent provided for hereinabove, and prevailing comparable rentals; provided, however, that in their determination of the FMR shall not take into account Improvements to the Premises provided or installed by Tenant which Tenant would be entitled to remove upon expiration of the term pursuant to the terms of this Lease. Such appraisers shall, within forty-five (45) business days after their appointment, complete their appraisals and submit their appraisal reports to Landlord and Tenant. If the FMR of the Premises established in the two (2) appraisals varies by five percent (5%) or less of the higher rental, the average of two shall be controlling. If said FMR varies by more than five percent (5%) of the higher rental, said appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the Northern California Chapter of the Appraisal Institute and who shall be similarly qualified and experienced. Such third appraiser shall, within forty-five (45) business days after his appointment, determine by appraisal the FMR of the Premises, taking into account the same factors referred to above, and submit his appraisal report to Landlord and Tenant. The FMR determined by the third appraiser for the Premises shall be averaged with whichever of the other two appraised values is closest to that determined by the third appraiser, and said average shall be the FMR used to determine Base Rent pursuant to the preceding paragraph. If either Landlord or Tenant fails to appoint an appraiser, the appraisal submitted by the appraiser properly appointed and timely submitting his appraisal shall be controlling. If the two appraisers appointed by Landlord and Tenant are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within twenty (20) days thereafter by either Landlord or Tenant to the Northern California Chapter of the Appraisal Institute, which shall appoint an MAI member of said institute willing to serve as appraiser. The cost of all appraisals under this paragraph shall be borne equally by Landlord and Tenant.

2.	Base Rent Adjustments during the Extended Term. The Base Rent during the Extended Term shall be increased by three percent (3%) on each anniversary of the date of commencement of the Extended Term.

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Exhibit E

Premises FFE

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Exhibit F

Remodel Project

(1)	Landlord agrees to remove the wall between the wailing area and office #3 (the “Combined Room”);

(2)	Replace the flooring in the Combined Room with file that is approved in writing by Tenant;

(3)	Repair any sheetrock damage and electrical outlets/lines In the Combined Room;

(4)	Ensure that there are sufficient electrical outlets for Tenant’s use within the Combined Room.

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EXHIBIT B

Furniture, Fixtures & Equipment

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